Exhibit 2.1
Business Combination Agreement
as of 20 September 2009
between
SCM Microsystems, Inc., a corporation incorporated in Delaware, USA, 1900-B Carnegie Avenue, Santa Ana, CA 92705, USA
– “SCM” –
and
Bluehill ID AG, a stock corporation incorporated in Switzerland, Dufourstraße 121, 9001 St. Gallen, Switzerland
– “Bluehill” –
– SCM and Bluehill collectively “Parties” and each a “Party” –

Content

Definitions	3

List of Exhibits	6

1. Business rationale of the Transaction	7

2. Implementation of the Transaction	8

3. Obligation to launch the Offer; publication of launch	10

4. Share Exchange Ratio; Share Consideration	11

5. Offer Document	11

6. Offer Conditions	11

7. Recommendation of the Offer by Bluehill	12

8. Approval by SCM’s stockholders; recommendation by SCM	13

9. Representations and warranties	14

10. Remedies	16

11. Covenants	17

12. Listing of New Shares	19

13. Exclusivity	19

14. Post Closing restructuring	20

15. Post Closing corporate governance	20

16. Merger control	21

17. Termination	21

18. Confidentiality; communication	22

19. Costs	23

20. Notices	23

21. Miscellaneous	24

Definitions

Term	Definition
Agreement	means this business combination agreement

BaFin	has the meaning as defined in section 2.1

Best Knowledge	has the meaning as defined in section 9.3

Bluehill	means Bluehill ID AG, a stock corporation incorporated in Switzerland, Dufourstraße 121, 9001 St. Gallen, Switzerland

Bluehill Auditor	means Ernst & Young AG, Zurich, Switzerland

Bluehill Board	has the meaning as defined in recital (C)

Bluehill CEO	means the chief executive officer of Bluehill

Bluehill Direct Participations	has the meaning as defined in section 9.2 (h)

Bluehill ESOP	means Bluehill’s executive share option plan (ESOP) and Bluehill’s executive bonus plan in each case adopted by the Bluehill Board on 16 September 2009 on the basis of the resolutions of the annual general meeting of 25 May 2009 collectively

Bluehill Indirect Participations	has the meaning as defined in section 9.2 (h)

Bluehill Recommendation	has the meaning as defined in section 7.2

Bluehill Shares	has the meaning as defined in recital (B)

Breach	has the meaning as defined in section 10.1

Business Day	means a day (other than Saturday or Sunday) on which banks are open for business in New York and Frankfurt am Main

Call Option Agreement	means the call option agreement between Bluehill and BH Capital Management AG of 8 September 2009 granting BH Capital Management AG options for 3,914,790 shares in Bluehill on the basis of the resolutions of the annual general meeting of 25 May 2009

CHF	means Swiss Francs

Closing	means the completion of the acquisition of Bluehill Shares by SCM in exchange for the Share Consideration as a result of the Offer

Closing Date	means the day on which the Closing occurs

Combination	has the meaning as defined in recital (C)

Confidentiality Agreement	means the confidentiality agreement between the Parties dated 3 July 2009

Term	Definition
Earn Out Agreement	means a sale and purchase agreement entered into by a Party or any of its Subsidiaries under which a Party or a Subsidiary of a Party, as the case may be, is obliged to issue shares to a third party if certain conditions precedent are met

FSE	means the Frankfurt Stock Exchange in Frankfurt/Main, Germany

German Prospectus	has the meaning as defined in section 2.2(b)

Indemnification	has the meaning as defined in section 10.3

Insolvency	means a state when any of the Parties or any of its Subsidiaries, as the case may be, has stopped or suspended payment of its debts, has become unable to pay its debts or otherwise become insolvent or over-indebted in any jurisdiction

Jupiter	means Jupiter Capital Services GmbH, Munich, Germany

NASDAQ	means the NASDAQ Stock Market’s National Market, New York, USA

New Shares	has the meaning as defined in recital (E)

Offer	has the meaning as defined in recital (D)

Offer Conditions	has the meaning as defined in section 6.1

Offer Document	has the meaning as defined in section 2.2(c)

Party	means Bluehill or SCM

Party Group	means a Party and its Subsidiaries, taken as a whole

Proxy Statement	has the meaning as defined in section 2.2(a)

Registration Statement	has the meaning as defined in section 2.2(a)

Relevant Persons	has the meaning as defined in section 9.3

SCM	means SCM Microsystems, Inc., a corporation incorporated in Delaware, USA, 1900-B Carnegie Avenue, Santa Ana, CA 92705, USA

SCM Board	has the meaning as defined in recital (C)

SCM CEO	means the chief executive officer of SCM

SCM Direct Participations	has the meaning as defined in section 9.1 (h)

SCM Indirect Participations	has the meaning as defined in section 9.1 (h)

Term	Definition
SCM Recommendation	has the meaning as defined in section 8.2

SEC	has the meaning as defined in section 2.1

Share Consideration	has the meaning as defined in section 4.2

Share Exchange Ratio	has the meaning as defined in section 4.2

Signing Date	means the date on which this Agreement is signed by the Parties

Subsidiary	means any corporation, partnership, joint venture, limited liability company, association or unincorporated organisation which is directly or indirectly controlled by a Party or is under common control by a Party and a third party; for the purpose of this definition, the term “control” means the power to direct an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing

Superior Offer	has the meaning as defined in section 7.4

Termination Event	has the meaning as defined in section 17.1

Transaction	means this Agreement and the transactions contemplated thereby

USD	means US Dollars

List of Exhibits

Exhibit 3.2 (a)	Ad hoc publication

Exhibit 3.2 (b)	Form 8-K

Exhibit 3.2 (c)	Joint press release

Exhibit 9.1 (g)	Securities issued by SCM

Exhibit 9.1 (h)	Participations held by SCM

Exhibit 9.2 (g)	Securities issued by Bluehill

Exhibit 9.2 (h)	Participations held by Bluehill

Preamble
WHEREAS
(A)	SCM designs, develops and sells hardware, software and system solutions for access control applications of all kinds. As of the date hereof, SCM has issued and outstanding 25,134,985 shares of common stock with a par value of USD 0.001 each. SCM’s shares are admitted for trading on the regulated market of the FSE (Prime Standard) (ISIN US7840181033, ticker symbol “SMY”) and on the NASDAQ (ticker symbol “SCMM”).

(B)	Bluehill focuses its business activities on the use and development of radio frequency identification (RFID) and other automated identification and access control technologies. Bluehill serves its customers in diverse global markets spanning across the entire RFID and identification value chain. As of the date hereof, Bluehill has a registered share capital of CHF 32,023,797 and issued and outstanding 32,023,797 shares of common stock with a par value of CHF 1.00 each which are traded on the Open Market (Freiverkehr) at the FSE (ISIN CH0031958629, ticker symbol “BUQ”), 173.768 of which are held as treasury shares on the Signing Date (“Bluehill Shares”).

(C)	The board of directors of SCM (“SCM Board”) and the board of directors (Verwaltungsrat) of Bluehill (“Bluehill Board”), after detailed considerations and negotiations as well as completion of a satisfactory due diligence of the respective other Party and its Subsidiaries, believe that a combination of the businesses of the Party Groups (“Combination”) is in the best interest of both Parties and their respective shareholders.

(D)	The Parties have jointly considered various transaction structures to effect the Combination and have mutually agreed that the most desirable transaction structure, taking into account the interests of both Parties as well as of their respective shareholders, is a public share-for-share offer by SCM to Bluehill’s shareholders (including any amendments, e.g. prolongations of the Offer period or waivers of conditions, “Offer”).

(E)	Shareholders of Bluehill who accept the Offer will transfer their Bluehill Shares to SCM as a contribution in kind in exchange for new shares in SCM (“New Shares”).

(F)	SCM intends to acquire all shares in Bluehill by the Offer, but in any event at least 75% of the Bluehill Shares.

(G)	Both Parties are determined to carry out the Transaction and wish to enter into this Agreement which, in particular, sets forth on the one hand Bluehill’s involvement in the Transaction and the support of the Offer by the Bluehill Board in accordance with applicable law, and on the other hand the agreement between the Parties as to the principle terms and their mutual understanding with respect to the realisation of the Transaction, the Transaction structure and the future mutual board representation in each of the Parties after the Closing.
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	Business rationale of the Transaction

Following numerous intensive discussions which have taken place between Bluehill and SCM, both Parties have come to the conclusion and agree that it would be in their and their respective shareholders’ best interest to execute the Transaction.

2.	Implementation of the Transaction

2.1	The Transaction shall be achieved through the following main steps in the following chronological order:

Step 1	Signing of this Agreement by the Parties

Step 2	Announcement of the signing of this Agreement and the launch of the Offer in the near future

Step 3	Preparation of Offer Document, including the German Prospectus, and of Registration Statement, including the Proxy Statement for a special stockholders’ meeting of Henry in order to approve the Offer and the issuance of the New Shares

Step 4	Filing of Registration Statement, and any necessary amendments thereto, review of the Registration Statement by the Securities and Exchange Commission (“SEC”) and declaration of the Registration Statement’s effectiveness by the SEC

Step 5	Review of German Prospectus by the German Federal Financial Supervisory Authority (“BaFin”)

Step 6	Mailing of Proxy Statement to SCM’s stockholders

Step 7	Publication of Offer Document including German Prospectus

Step 8	Special stockholders’ meeting of SCM

Step 9	Closing of the Offer by exchange of Bluehill Shares against New Shares, listing of New Shares at NASDAQ and FSE and delivery of New Shares
2.2	SCM shall, subject to and in accordance with the applicable laws and the terms and conditions of this Agreement, without undue delay (unverzüglich) after the Signing Date
(a)	prepare a registration statement on Form S-4 (“Registration Statement”), which contains a proxy statement in accordance with the United States Securities Exchange Act of 1934 to be distributed to SCM’s stockholders (“Proxy Statement”),

(b)	prepare a prospectus which satisfies the requirements of the German Securities Prospectus Act (Wertpapierprospektgesetz) (“German Prospectus”),

(c)	prepare an offer document containing the Offer, the German Prospectus as well as any additional information required and being addressed to all the shareholders of Bluehill (“Offer Document”),

(d)	provide to Bluehill, but not for the benefit of third parties, in respect of the German Prospectus, the Offer Document, the Registration Statement and the Proxy Statement, a certificate signed by the SCM CEO on behalf of SCM stating that

(i)	the information provided by or on behalf of SCM for inclusion therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(ii)	all expressions of opinion, intention or expectation provided by or on behalf of SCM for inclusion therein are truly and honestly held and made on reasonable grounds after due consideration and enquiry, and

(iii)	all matters known to SCM which should be taken into account by the SEC and/or BaFin in the course of the review of the German Prospectus and the Proxy Statement have been provided by or on behalf of SCM to the SEC and/or BaFin,
(e)	file the Registration Statement with the SEC for review,

(f)	file the German Prospectus with the BaFin for review,

(g)	subject to the complete satisfaction of Bluehill’s covenants set forth in sections 11.5 and 11.6 of this Agreement, mail the Proxy Statement to SCM’s stockholders after the SEC has declared it effective and after the BaFin has approved the German Prospectus,

(h)	subject to the complete satisfaction of Bluehill’s covenants set forth in sections 11.5 and 11.6 of this Agreement, publish the Offer Document (including the German Prospectus) after the SEC has declared the Proxy Statement effective and after the BaFin has approved the German Prospectus,

(i)	hold a special stockholders’ meeting in order to have SCM’s stockholders approve the Offer and the issuance of the New Shares to those shareholders of Bluehill who accept the Offer,

(j)	apply for and use commercially reasonable efforts to obtain approval for the listing of the New Shares on NASDAQ and FSE,

(k)	close the Offer by exchanging the tendered Bluehill Shares against the Share Consideration, and

(l)	hold a meeting of its board of directors to appoint (i) the Bluehill CEO as executive chairman of the SCM Board and (ii) two additional members of the Bluehill Board, as designated by the Bluehill CEO, as members of the SCM Board, in each case to be effective at the Closing.
2.3	Bluehill shall, subject to and in accordance with the applicable laws and the terms and conditions of this Agreement, without undue delay (unverzüglich) after the Signing Date
(a)	provide such assistance and information (financial or other) relating to Bluehill and its Subsidiaries as SCM may reasonably require in order to comply with its obligations set forth in section 2.2 to prepare, file and publish the German Prospectus, the Offer Document, the Registration Statement and the Proxy Statement in accordance with the applicable laws,

(b)	obtain the consent of the Bluehill Auditor to the inclusion in the Registration Statement, Proxy Statement and the German Prospectus of (i) Bluehill’s audited annual financial statements for all fiscal years since its incorporation and (ii) all financial information as described in lit. (a) above to the extent it was reviewed by the Bluehill Auditor, and

(c)	provide to SCM, but not for the benefit of third parties, in respect of the German Prospectus, the Offer Document, the Registration Statement and the Proxy Statement, a certificate signed by the Bluehill CEO on behalf of Bluehill stating that
(i)	the information provided by or on behalf of Bluehill for inclusion therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(ii)	all expressions of opinion, intention or expectation provided by or on behalf of Bluehill for inclusion therein are truly and honestly held and made on reasonable grounds after due consideration and enquiry, and

(iii)	all matters known to Bluehill which should be taken into account by the SEC and/or BaFin in the course of the review of the German Prospectus and the Proxy Statement have been provided by or on behalf of Bluehill to SCM.
2.4	Throughout the execution of the Transaction and notwithstanding sections 2.2 to 2.3, the Parties undertake vis-à-vis each other to use commercially reasonable efforts (within their respective control) to take or cause to be taken all appropriate measures, to enter into all legal transactions, to adopt all resolutions and to hold or prepare all meetings that may be required or expedient to implement the Transaction in accordance with this Agreement. In this context, the Parties shall inform each other on an ongoing basis on the status of their implementation steps and consult with each other in order to agree on the details of the required legal transactions, legal instruments (Rechtsakte), acts similar to legal transactions (rechtsgeschäftsähnIiche Handlungen) and factual actions (tatsächliche Handlungen), unless this conflicts with any applicable law or the rules of any regulatory body or results in a waiver of the attorney-client privilege. In particular, the Parties undertake to provide each other with a reasonable opportunity to review and comment upon any material legal documents with respect to each of the steps of the Transaction.

3.	Obligation to launch the Offer; publication of launch

3.1	In order to implement the Transaction and subject to and in accordance with the applicable laws and the terms and conditions of this Agreement, SCM shall launch the Offer by publishing the Offer Document in which it offers to purchase all Bluehill Shares from Bluehill’s shareholders in exchange for the Share Consideration. The Offer period shall last at least six weeks and no longer than twelve weeks. In the event of a Superior Offer, the Offer period may be extended by SCM so that it is as long as the offer period of the Superior Offer, even if this results in an Offer period longer than twelve weeks. In any event, the Offer period can be prolonged with the consent of Bluehill.

3.2	Immediately after the Signing Date,

(a)	SCM and Bluehill shall publish the signing of this Agreement, their decision to execute the Transaction and SCM’s decision to launch the Offer in the near future in accordance with German applicable law and German stock exchange regulations and requirements as set forth in Exhibit 3.2 (a),

(b)	SCM shall publish the signing of this Agreement, the decision of the Parties to execute the Transaction and SCM’s decision to launch the Offer in the near future in accordance with the requirements of Form 8-K used for current reports under section 13 or 15(d) of the United States Securities Exchange Act of 1934 as set forth in Exhibit 3.2 (b), and

(c)	SCM and Bluehill shall publish a joint press release as set forth in Exhibit 3.2 (c).
3.3	SCM shall not be obligated to launch the Offer if a Termination Event occurs.

4.	Share Exchange Ratio; Share Consideration

4.1	The Share Exchange Ratio is based on a valuation of Bluehill and of SCM performed by the Parties. Under the assumption that all Bluehill Shares are tendered during the course of the Offer and all holders of the Bluehill Shares receive the Share Consideration, the present shareholders of SCM will post Closing hold 60% of the shares in SCM and the present holders of Bluehill Shares will post Closing hold 40% of the shares in SCM.

4.2	The shareholders of Bluehill who tender their Bluehill Shares during the course of the Offer shall receive 0.52 (in words: zero point five two) New Shares for each Bluehill Share being tendered (such share exchange ratio “Share Exchange Ratio” and such New Shares “Share Consideration”). No adjustment of such share exchange ratio shall be made.

4.3	No fractions of New Shares will be issued. The Share Consideration received by any shareholder of Bluehill will be rounded down to an integer number of New Shares. In lieu of fractional shares, shareholders of Bluehill who have tendered Bluehill Shares will receive adequate compensation.

5.	Offer Document

SCM shall draft the Offer Document in accordance with this Agreement, shall provide Bluehill with a draft of the Offer Document prior to the publication thereof and shall provide Bluehill with a reasonable opportunity to review the draft and provide comments thereon. The Parties acknowledge that SCM is free to take into account or not to take into account the comments made by Bluehill, if any.

6.	Offer Conditions

6.1	The Offer shall be subject to the following conditions precedent:
(a)	at least 75% of all Bluehill Shares are tendered in accordance with the terms of the Offer by the shareholders of Bluehill,

(b)	approval of the Offer and the issuance of the New Shares by the stockholders of SCM in accordance with applicable law at SCM’s special stockholders’ meeting,

(c)	approval for the listing of the New Shares on NASDAQ, and

(d)	absence of the occurrence of an event that has or would have a material adverse effect on either Party Group
(collectively “Offer Conditions”).

6.2	With the exception of the Offer Conditions set out in section 6.1 (b) and (c), SCM may entirely or partially waive any of the Offer Conditions at its sole discretion until the end of the working day prior to the expiry of the Offer.

6.3	The Parties agree to use their respective commercially reasonable efforts to ensure that the Offer Conditions set out in section 6.1 (a), (b) and (c) are satisfied as soon as reasonably practicable and in any event upon expiry of the Offer.

6.4	The Parties agree to use their respective commercially reasonable efforts to ensure that the approval for the listing of the New Shares on FSE is obtained as soon as reasonably practicable after Closing.

7.	Recommendation of the Offer by Bluehill

7.1	As far as legally permissible under applicable law, until the earlier of the Closing Date or the termination of this Agreement, Bluehill will not, and will procure that its Subsidiaries do not, take any actions which could prevent the success of the Transaction.

7.2	Bluehill shall, to the extent legally permissible under applicable law, (i) use all commercially reasonable efforts to solicit its shareholders to tender their Bluehill Shares to SCM, (ii) cooperate with SCM in order to ensure that the Offer is successful and (iii) authorize SCM to include in the German Prospectus, the Offer Document, the Registration Statement and the Proxy Statement and publish after the announcement of the Offer on its website, in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt), in the German Electronic Federal Gazette (Elektronischer Bundesanzeiger) a recommendation of the Offer, the wording of which shall be agreed upon by the Parties, stating that
(a)	the Bluehill Board and management believe that the Transaction is in the best interest of Bluehill and its shareholders, and

(b)	the Bluehill Board supports the Transaction and recommends to Bluehill’s shareholders to accept the Offer and to tender their Bluehill Shares to SCM
(“Bluehill Recommendation”).

7.3	Bluehill shall, to the extent legally permissible, confirm the Bluehill Recommendation in any subsequent public statement made until the expiry of the Offer.

7.4	In the event that a third party launches a competing tender offer for the Bluehill Shares, Bluehill shall not withdraw or qualify the Bluehill Recommendation or recommend such competing tender offer, unless the Bluehill Board, acting reasonably and in good faith, determines in reliance on outside legal counsel and independent financial advice that such competing tender offer is materially more favourable to Bluehill and its shareholders than the Offer, taking into account, without limitation, all facts and circumstances in relation to the Transaction on the one hand and all terms and conditions of the competing tender offer, including its conditionality, the likelihood of its completion and the likely timing of the transaction, on the other hand. Bluehill shall inform SCM without undue delay

(un-verzüglich) if it has determined that a competing tender offer is materially more favourable to Bluehill and its shareholders than the Offer and withdraws the Bluehill Recommendation. Such materially more favourable competing tender offer is, after the determination of the Bluehill Board (referred to in the first sentence of this section 7.4) and the information of SCM by Bluehill (referred to in the second sentence of this section 7.4) referred herein as a “Superior Offer”.

7.5	Bluehill’s obligations set forth in this section are subject to
(a)	the Offer having been launched in accordance with this Agreement,

(b)	no Superior Offer having been launched by any third party,

(c)	no circumstances existing that, in the opinion of the Bluehill Board acting in good faith, would cause the members of the Bluehill Board to violate their fiduciary duties under any applicable law by supporting and recommending the Transaction,

(d)	the SCM Recommendation not being withdrawn, qualified or adversely modified, and

(e)	no termination of this Agreement having occurred.
8.	Approval by SCM’s stockholders; recommendation by SCM

8.1	SCM shall convene a special stockholders’ meeting which resolves upon the approval of the Offer and the issuance of the New Shares in accordance with applicable law. Subject to its fiduciary duties under applicable law, the SCM Board shall recommend to SCM’s stockholders to approve the Offer as well as the issuance of the New Shares. SCM will use its commercially reasonable efforts to cause the stockholders’ resolution to be passed before the expiry of the Offer.

8.2	To the extent legally permissible under applicable law, SCM shall cause the Offer Document and the Proxy Statement to contain a statement by the SCM Board that it believes that the Transaction, including the issuance of the New Shares, is in the best interest of SCM and its stockholders (“SCM Recommendation”).

8.3	SCM shall, to the extent legally permissible, confirm the SCM Recommendation in any subsequent public statement made until the expiry of the Offer.

8.4	SCM’s obligations set forth in this section are subject to
(a)	no Superior Offer having been launched by any third party,

(b)	no circumstances existing that, in the opinion of the SCM Board acting in good faith, would cause the members of the SCM Board to violate their fiduciary duties under any applicable law by supporting and recommending the Transaction,

(c)	the Bluehill Recommendation not being withdrawn, qualified or adversely modified, and

(d)	no termination of this Agreement having occurred.

9.	Representations and warranties

9.1	SCM represents and warrants to Bluehill as of the Signing Date to be reaffirmed at the Closing in a certificate signed by the SCM CEO on behalf of SCM that
(a)	SCM and its Subsidiaries are duly organized and validly existing under applicable law and SCM has the requisite corporate power and authority to enter into and perform this Agreement,

(b)	neither SCM nor any of its Subsidiaries is in a state of Insolvency and no Insolvency, bankruptcy, receivership or liquidation proceedings have been applied for regarding SCM or any of its Subsidiaries and, to SCM’s Best Knowledge, no such proceedings have been threatened, nor do circumstances exist which would require or facilitate the initiation of such proceedings,

(c)	SCM has provided Jupiter access to all information (financial or other) reasonably requested by Jupiter with respect to SCM and its Subsidiaries to prepare its fairness opinion, and, to SCM’s Best Knowledge, such information provided by or on behalf of SCM for inclusion therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(d)	SCM has provided Bluehill access to all information reasonably requested by Bluehill to conduct its due diligence of SCM and its Subsidiaries, and, to SCM’s Best Knowledge, such information provided by or on behalf of SCM does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(e)	this Agreement constitutes a binding obligation of SCM in accordance with its terms, subject to applicable bankruptcy laws and creditors rights,

(f)	the execution and performance by SCM of this Agreement will not
(i)	conflict with or violate its constitutional documents,

(ii)	conflict with or violate any order, judgement or decree of any court or governmental agency by which SCM is bound or

(iii)	except for obtaining the approval of SCM’s stockholders and any necessary regulatory approvals, require the consent of any other person,
(g)	except as shown in Exhibit 9.1 (g), no shares, exchangeable or convertible securities, warrants or similar instruments have been issued by SCM or any of its Subsidiaries and are outstanding on the Signing Date, no stock or other options have been issued by SCM or any of its Subsidiaries and are outstanding on 17 September 2009, and no Earn Out Agreement, plan, agreement or arrangement to issue any shares, exchangeable or convertible securities, stock or other options, warrants or similar instruments has been adopted or entered into by SCM or its Subsidiaries on the Signing Date,

(h)	Exhibit 9.1 (h) sets out all participations in Subsidiaries of SCM directly held by SCM (“SCM Direct Participations”), the percentage of the share capital of such Subsidiaries such participations represent, all participations in Subsidiaries of SCM indirectly held by SCM (“SCM Indirect Participations”) and the percentage of the share capital of such Subsidiaries such participations represent, and

(i)	SCM holds sole title to the SCM Direct Participations and the SCM Direct Participations are clear and free from any encumbrances. The Subsidiaries of SCM set out in Exhibit 9.1 (h) hold sole title to the SCM Indirect Participations and the SCM Indirect Participations are clear and free from any encumbrances.
9.2	Bluehill represents and warrants to SCM as of the Signing Date to be reaffirmed at the Closing in a certificate signed by the Bluehill CEO on behalf of Bluehill that
(a)	Bluehill and its Subsidiaries are duly incorporated and validly existing under applicable law and Bluehill has the requisite corporate power and authority to enter into and perform this Agreement,

(b)	neither Bluehill nor any of its Subsidiaries is in a state of Insolvency and no Insolvency, bankruptcy, receivership or liquidation proceedings have been applied for regarding Bluehill or any of its Subsidiaries and, to Bluehill’s Best Knowledge, no such proceedings have been threatened, nor do circumstances exist which would require or facilitate the initiation of such proceedings,

(c)	Bluehill has provided Jupiter access to all information (financial or other) reasonably requested by Jupiter with respect to Bluehill and its Subsidiaries to prepare its fairness opinion, and, to Bluehill’s Best Knowledge, such information provided by or on behalf of Bluehill for inclusion therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(d)	Bluehill has provided SCM access to all information reasonably requested by SCM to conduct its due diligence of Bluehill and its Subsidiaries, and, to Bluehill’s Best Knowledge, such information provided by or on behalf of Bluehill does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such information, in light of the circumstances in which they are made, not misleading in any material respect,

(e)	this Agreement constitutes a binding obligation of Bluehill in accordance with its terms, subject to applicable bankruptcy laws and creditors rights,

(f)	the execution and performance by Bluehill of this Agreement will not
(i)	result in a breach of its constitutional documents,

(ii)	conflict with or violate any order, judgement or decree of any court or governmental agency by which Bluehill is bound or

(iii)	require the consent of any other person,

(g)	except as shown in Exhibit 9.2 (g), no shares, exchangeable or convertible securities, stock or other options, warrants or similar instruments have been issued by Bluehill or any of its Subsidiaries and are outstanding on the Signing Date and no Earn Out Agreement, plan, agreement or arrangement to issue any shares, exchangeable or convertible securities, stock or other options, warrants or similar instruments has been adopted or entered into by Bluehill or its Subsidiaries on the Signing Date,

(h)	Exhibit 9.2 (h) sets out all participations in Subsidiaries of Bluehill directly held by Bluehill (“Bluehill Direct Participations”), the percentage of the share capital of such Subsidiaries such participations represent, all participations in Subsidiaries of Bluehill indirectly held by Bluehill (“Bluehill Indirect Participations”) and the percentage of the share capital of such Subsidiaries such participations represent, and

(i)	Bluehill holds sole title to the Bluehill Direct Participations and the Bluehill Direct Participations are clear and free from any encumbrances. The Subsidiaries of Bluehill set out in Exhibit 9.2 (h) hold sole title to the Bluehill Indirect Participations and the Bluehill Indirect Participations are clear and free from any encumbrances.
9.3	For the purpose of this Agreement, a Party has “Best Knowledge” of a fact whenever a Relevant Person is or should, after reasonable investigation, be aware (kennen oder kennen müssen) of such fact. For the purposes of this section 9.3, “Relevant Persons” are the members of the Bluehill Board and the SCM Board, as well as the executive directors of the respective Party’s Subsidiaries.

9.4	Each Party acknowledges that it is not relying on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than the representations and warranties set out in this section 9. Except in the case of fraud or intentional misconduct, no Party shall have any right of action against the other arising out of or in connection with any pre-contractual statement except to the extent it is repeated in this Agreement or the Confidentiality Agreement. For the purpose of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever relating to the subject matter of the Transaction made or given by any person at any time prior to the date of this Agreement.

10.	Remedies

10.1	In the event of any breach or non-fulfillment of any of the representations and warranties set forth in section 9.1 and 9.2, respectively, (“Breach”) the Party in Breach shall be liable for putting the other Party into the same position that such Party would have been in, if the Breach had not occurred (restitution in kind — Naturalrestitution) within one month upon written notice of such Breach.

10.2	If and to the extent that the Party in Breach fails to provide restitution in kind within the period set forth in section 10.1, the Party in Breach shall pay monetary damages to the other Party in such amount as would be necessary to effect the restitution in kind.

10.3	Any indemnification obligation of a Party for a Breach as set forth in sections 10.1 and 10.2 (“Indemnification”) shall be limited to an aggregate amount of USD 7,500,000 (in words: seven million five hundred thousand) and shall cease to exist once the Closing occurred.
10.4	Any Indemnification shall be time-barred upon expiration of a period of 18 (in words: eighteen) months following the termination of this Agreement.

10.5	Subject to section 17, the Indemnification and all claims resulting therefrom under this section 10 supersede and replace any statutory rights, representations and warranties or guaranties of a Party under applicable law, and the remedies provided for by this section 10 shall be the exclusive remedies available to the Parties for a Breach. Any claims resulting from statutory rights, representations and warranties or guaranties of a Party are herewith excluded to the extent permitted by law.

11.	Covenants

11.1	Until the earlier of the Closing or the termination of this Agreement, the Parties shall and shall procure that their respective Subsidiaries
(a)	conduct their respective businesses in the ordinary course consistent with past practice, except for the measures contemplated in this Agreement, and in a manner that would not reasonably be expected to have a material adverse effect on the respective Party Group,

(b)	use all commercially reasonable efforts (i) to keep available the services of their current key officers and employees (Führungskräfte) and (ii) to preserve their relationships with customers, suppliers, distributors, consultants, and with other third parties with whom they have business relationships and/or business dealings,

(c)	inform each other on a monthly basis on their respective financial situation by providing monthly financial reports to the other Party,

(d)	inform each other without undue delay (unverzüglich) about extraordinary management measures (Geschäftsführungsmaßnahmen) and other extraordinary events in relation to their respective businesses, in particular any measures, events or transactions that are material for them, and

(e)	inform each other without undue delay (unverzüglich) about any breach of this Agreement including, but not limited to, any Breach.
11.2	Unless (i) required by applicable law, (ii) provided in this Agreement or (iii) agreed by the other Party in advance in writing (the consent of such Party not to be unreasonably withheld or delayed), until the earlier of the Closing or the termination of this Agreement, the Parties shall not and shall procure that their respective Subsidiaries do not
(a)	issue new shares, issue or repurchase stock options, participation rights (Genussrechte) or convertible securities, except for stock options under SCM’s 2007 stock option plan and 328 shares under SCM’s expired employee stock purchase plan,

(b)	resolve or agree on any repricing or material change of the terms and conditions of any existing stock options, share based payment obligations, participation rights (Genussrechte) or convertible loans or convertible securities,

(c)	amend their respective certificate of incorporation or articles of association except for such amendments that are contemplated by SCM’s preliminary proxy statement filed with the SEC on 18 August 2009 or have been or will be resolved by a special general, stockholders’ or shareholders’ meeting of a Party or any of its Subsidiaries called after the Signing Date by minority shareholders of such Party or any of its Subsidiaries (it being agreed that, should such a shareholder meeting be called after the Signing Date, the SCM Board or the Bluehill Board or the board of a Subsidiary of SCM or Bluehill, as the case may be, will, subject to their fiduciary duties under applicable law, recommend not to adopt such amendment),

(d)	distribute any dividends to its shareholders,

(e)	conclude agreements (i) to merge its business, substantial parts thereof or Subsidiaries with third parties, (ii) to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or business organization or conclude enterprise agreements (within the meaning of sections 291 et seq. of the German Stock Corporation Act – Aktiengesetz) or similar agreements substantially effecting a Party Group’s business or pass resolutions for the approval of such agreements,

(f)	divest substantial parts of its or any of its Subsidiaries’ assets or otherwise dispose of them, except that Bluehill may sell its shares in SCM at fair market value,

(g)	other than in the ordinary course of business guarantee, or otherwise become responsible for any obligations of any person,

(h)	make any loans, advances or capital contributions to, or other investments in, any other person or enter into any agreements relating thereto which individually exceed an amount of USD 25,000.00 or collectively an amount of USD 250.000,00,

(i)	engage in hiring any employees with an individual annual compensation in excess of USD 150,000 or making any changes to the terms of employment of such employees or the terms of contract of advisors, commercial agents or distributors, in particular changes leading to the termination of employment or relating to the rate of salaries, bonuses or other incentives payable, or paying or agreeing or promising to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay,

(j)	enter into any transaction or perform any act which would be reasonably expected to interfere or be inconsistent with the successful completion of the Transaction or adversely affects the respective Party’s ability to fulfill its obligations under this Agreement or

(k)	settle any shareholder lawsuits seeking to prevent the Transaction.
11.3	Without prior consent of SCM, Bluehill shall not enter into any Earn Out Agreement or adopt any plan, agreement or arrangement to issue any shares, exchangeable or convertible securities, stock or other options, warrants or similar instruments until the earlier of the Closing or the termination of this Agreement.

11.4	Bluehill shall not, save as required by law, make or publish any profit forecast or prospective earnings statement that would trigger a reporting requirement under US, Swiss or German law between the signing date and the expiry of the Offer.

11.5	Bluehill shall use all commercially reasonable efforts that, and adopt such resolutions and enter into such agreements with SCM and third parties as, may be required in order to accomplish that at the Closing the Call Option Agreement, the Earn Out Agreements entered into by Bluehill or any of its Subsidiaries and the Bluehill ESOP shall cease to represent a right to acquire shares in Bluehill and shall in the future represent a right to acquire shares in SCM. The conversion shall take place applying the Share Exchange Ratio and, if necessary, by rounding down to the next integer number of shares in SCM. The options granted by the Call Option Agreement and issued pursuant to the Bluehill ESOP shall have an exercise price per share in SCM (rounded up to the nearest whole cent) equal to the exercise price per share in Bluehill divided by the Share Exchange Ratio.

11.6	Bluehill shall, without undue delay after the Signing Date, take all such steps as reasonably requested by SCM or as may be necessary or required, if any, to comply in all material respects with all applicable laws in connection with the capital increase as of 17 December 2008 and to amend the capital increase documentation accordingly and have registered such amended capital increase documentation with the register of commerce of the Canton of St. Gallen no later than on 15 October 2009, unless the register of commerce of St. Gallen determines that such amendment was not necessary.

11.7	Bluehill shall use all commercially reasonable efforts to acquire legal title to all shares in ACiG Technology Brazil Ltda. as soon as possible after the Signing Date.

12.	Listing of New Shares

SCM shall use its commercially reasonable efforts to cause the New Shares to be listed on the NASDAQ and the FSE at the Closing Date.

13.	Exclusivity

13.1	Until the earlier of either the Closing or the termination of this Agreement, except as may be necessary for compliance with fiduciary obligations under applicable law,
(a)	no Party shall commence or continue discussions or negotiations with any third party regarding a transaction or series of transactions which are identical or similar (with regard to the economic or legal consequences to the respective Party Group) to the Transaction or which would result in such third party controlling the respective Party,

(b)	no Party nor any of its Subsidiaries, representatives, agents, officers, directors or employees shall, without the prior written consent of the other Party, directly or indirectly in any manner initiate, solicit or encourage discussions with, or furnish or cause to be furnished any information to any third party regarding
(i)	any Iicense or other transfer of rights, except for such licenses or transfers of rights in the ordinary course of business to customers,

(ii)	any equity or debt investment in a Party or any of its Subsidiaries or any possible sale of a Party or any of its Subsidiaries (no matter how structured), including without limitation by sale of all or any significant or controlling part of the shares or assets of such Party or any of its Subsidiaries or by any merger or other business combination involving a Party or any of its Subsidiaries or otherwise,
(c)	neither Party nor any of its Subsidiaries shall initiate discussions with any third party regarding any license or other transfer of rights or other transaction which could reasonably be expected to have a material adverse effect on the Transaction without the prior written consent of the other Party.
13.2	Notwithstanding section 7.4, in the event that one of the Parties or any of its Subsidiaries is, following the Signing Date, contacted by a third party regarding a transaction as set forth in section 13.1, the respective Party shall, to the extent permissible by its statutory confidentiality obligations (excluding contractual confidentiality undertakings), inform the other Party without undue delay (unverzüglich) that it has received such proposal by a third party and provide the details of such proposal including the identity of the third party.

14.	Post Closing restructuring

14.1	Following the Closing, the Combination shall be subject to a restructuring as set forth in this section in order to raise all synergies as jointly identified by the Bluehill Board and the SCM Board prior to the Signing Date.

14.2	Without the intention to interfere with the rights and powers of the corporate bodies of the Parties and their shareholders, the SCM Board and the Bluehill Board shall, to the extent legally permissible under applicable law, use their commercially reasonable efforts and take all steps that may be required to achieve the following restructuring measures in due course after the Closing Date:
(a)	to establish a joint cash pooling or an economically equivalent or similar inter-company lending structure between the Parties and their Subsidiaries,

(b)	to generate cost savings and process efficiencies by combining operating activities of the Party Groups (overhead, headcount, locations, function, systems, etc.), and

(c)	to raise sales and product cost synergies.
15.	Post Closing corporate governance

15.1	Following the Closing, the Combination shall be given an organisational and governance structure as set forth in this section which adequately reflects the Share Exchange Ratio.

15.2	Without the intention to interfere with the rights and powers of the corporate bodies of the Parties and their shareholders, SCM and Bluehill shall, to the extent legally permissible under applicable law, use their commercially reasonable efforts and take all steps within their control that may be required to achieve the following organisational and corporate governance structure:

(a)	upon request of SCM, the appointment of two members of the SCM Board, including the SCM CEO, as members of the Bluehill Board, in due course after the Closing Date but at the latest in Bluehill’s next ordinary general meeting and

(b)	a change of the name of SCM in order to reflect the Combination in due course after the Closing Date.
15.3	Should SCM acquire 90% or more of the Bluehill Shares in the course of the Offer, it will consider a squeeze-out merger under Swiss law.

16.	Merger control

The Parties have the common understanding that the Transaction does not trigger any merger notification or clearance requirements in Australia, Germany, India, the Netherlands, Switzerland the US or any other country where the Parties and their Subsidiaries do business.

17.	Termination

17.1	This Agreement can be terminated without prejudice to any other rights
(a)	by mutual written consent of SCM and Bluehill,

(b)	by a Party if the other Party has materially breached any of its representations and warranties contained in, or obligations pursuant to this Agreement, including but not limited to a Breach of any of the representations and warranties set forth in section 9, and in each case such breach has not been cured within 14 days of receipt of written notice of such breach by the non-breaching Party,

(c)	by a Party if a general or stockholders’ meeting of the other Party or any of its Subsidiaries has adopted a resolution which would materially adversely affect or impede the Transaction,

(d)	by either Party for cause (aus wichtigem Grund),

(e)	by a Party if an event has occurred or occurs that has or would reasonably be expected to have a material adverse effect on the other Party Group,

(f)	by either Party, if the Closing has not occurred on or before 30 April 2010,

(g)	by either Party, if the Bluehill Board no longer supports the Offer because it has resolved to support a Superior Offer and SCM has not, within five Business Days upon receipt of a respective notice by Bluehill, improved the Offer in such a way that it would be unreasonable for the Bluehill Board to further support the Superior Offer,

(h)	by SCM, if SCM is, prior to launching the Offer, approached by a third party regarding a takeover of SCM and the SCM Board, acting reasonably and in good faith, determines in reliance on outside legal counsel and independent financial advice that such takeover is materially more favourable to SCM and its shareholders than the Transaction and inconsistent with the Transaction, taking into account, without limitation, all facts and circumstances in relation to the Transaction on the one hand and all terms and conditions of the proposed takeover, including its conditionality, the likelihood of its completion and the likely timing of the takeover, on the other hand,
(each a “Termination Event”).

17.2	The notice of termination of the Party which is entitled to terminate this Agreement pursuant to section 17.1 must be received by the other Party within two weeks after the Party which is entitled to terminate this Agreement obtained knowledge of the Termination Event on which the termination is based.

17.3	If a termination of this Agreement results from a Termination Event pursuant to section 17.1 (b), (d), (e) or (f) that has been caused by a Party’s or any of its Subsidiaries’ wilful (vorsätzlich) or grossly negligent (grob fahrlässig) misconduct, such Party shall pay to the other Party a lump sum break-up fee in the amount of USD 1,500,000 (in words: one million five hundred thousand). Section 10 remains unaffected.

17.4	If this Agreement is terminated by either Party pursuant to section 17.1 (g), Bluehill shall pay to SCM a lump sum break-up fee in the amount of USD 2,000,000 (in words: two million).

17.5	If this Agreement is terminated by SCM pursuant to section 17.1 (h), SCM shall pay to Bluehill a lump sum break-up fee in the amount of USD 2,000,000 (in words: two million).

17.6	If fewer than 50% of the Bluehill Shares plus one Bluehill Share are tendered during the course of the Offer, Bluehill shall pay to SCM a lump sum break-up fee in the amount of USD 1,500,000 (in words: one million five hundred thousand).

18.	Confidentiality; communication

18.1	SCM and Bluehill acknowledge that they have entered into the Confidentiality Agreement. The Parties agree that such agreement remains in full force and effect and shall also cover all information obtained by SCM in the course of any investigation undertaken by SCM before entering into this Agreement.

18.2	Notwithstanding section 18.1 and subject to section 2.4, SCM may disclose the contents of this Agreement in the Form 8-K announcing the entry into this Agreement, the German Prospectus, the Offer Document and/or the Registration Statement and Proxy Statement, in any supplementary document thereto and in any other public announcements relating thereto to the extent required by law and Bluehill may disclose the contents of this Agreement in the Bluehill Recommendation and in any other public announcements relating to the Offer if required by law.

18.3	Neither SCM nor Bluehill or any of their Subsidiaries will issue any press release or otherwise issue any written public statements with respect to the Transaction contemplated by this Agreement other than set forth section 18.2 or in Exhibit 3.2 (c) without the prior consent of the respective other Party, not to be unreasonably withheld or delayed, except as may be required by applicable law or regulations or requirements of any of the stock exchange or regulatory authority. In particular, SCM is free to release publications according to the US securities laws.

19.	Costs

Subject to sections 10 and 17.3 each of the Parties shall pay its own fees and expenses in connection with this Agreement and the Transaction.

20.	Notices

All notices and other communications hereunder shall be in writing and shall be delivered personally, by overnight courier or via facsimile (with a confirmatory copy sent by overnight courier) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the SCM, to:
SCM Microsystems, Inc.
1900-B Carnegie Avenue
Santa Ana, CA 92705
USA

Attention:	Mr. Felix Marx
Fax No.:	+1 949 2507372
with copies, which shall not constitute notice, to
Lovells LLP
Karl-Scharnagl-Ring 5
80539 München
Germany

Attention:	Prof. Dr. Wolfgang Büchner
Fax No.:	+49 89 29012222
and to
Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
USA

Attention:	Mr. Michael L. Reed
Fax No.:	+1 415 3748459
If to Bluehill, to:
Bluehill ID AG
Dufourstraße 121
9001 St. Gallen
Switzerland

Attention:	Mr. Ayman S. Ashour
Fax No.:	+41 44 7838040
with copies, which shall not constitute notice, to
Peller Law
Dreikönigsstraße 45
8002 Zurich
Switzerland

Attention:	Mr. Stefan Peller
Fax No.:	+41 43 8176220
and to
AFR Aigner Fischer Radlmayr
Mörikestraße 7
70178 Stuttgart
Germany

Attention:	Dr. Roderich Fischer
Fax No.:	+49 711 48 9990100
and to
McDermott Will & Emery
28 State Street
34th Floor
Boston, MA 02109-1775
USA

Attention:	Mr. Byron S. Kalogerou
Fax No.:	+1 617 5343800
21.	Miscellaneous

21.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, with the exception of the Vienna Sales Convention (CISG) and the German conflict of laws rules.

21.2	Any dispute between the Parties with respect to any matter contained in or arising from the performance of this Agreement shall not be decided by the ordinary courts, but exclusively be decided by the rules of arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with such rules of conciliation and arbitration of this court, through proceedings conducted in the English language, which decisions shall be binding and non-appealable. The arbitration proceedings shall be held in Munich, Germany.

21.3	Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. SCM may however make such assignment to a wholly owned Subsidiary, provided that (i) SCM remains jointly and severally liable, and that (ii) SCM ensures that the respective rights, interests and obligations are retransferred to SCM or one of its wholly owned Subsidiaries if the assignee ceases to be a wholly owned Subsidiary.

21.4	This Agreement shall supersede all and any prior written or oral agreements or declarations concluded between the Parties in connection with the Offer and/or the Transaction contemplated by this Agreement, provided, however, that the Confidentiality Agreement continues to apply. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties.

21.5	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transaction contemplated by this Agreement are not affected in any manner materially adverse to any Party Group. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so that it reflects the original intent of the Parties in a mutually acceptable manner and the Transaction can be consummated substantially as originally contemplated.

21.6	Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties set forth in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with section 21.4 without notice or liability to any other person. In some instances, the representations and warranties set forth in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons (other than the Parties) may not rely upon the representations and warranties set forth in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

21.7	Definitions used in the singular include the plural and definitions used in the plural include the singular.

SCM Microsystems, Inc.	Bluehill ID AG

/s/ Felix Marx	/s/ Ayman S. Ashour
Name: Felix Marx	Name: Ayman S. Ashour
Title: Chief Executive Officer	Title: Chief Executive Officer